UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2007

Intelli-Check, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

246 Crossways Park West, Woodbury, NY		11797
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-992-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2007, Intelli-Check, Inc. (“Intelli-Check”) announced the sudden passing of Frank Mandelbaum, Intelli-Check’s Chairman and CEO on June 6, 2007. On June 8, 2007, Intelli-Check announced that its Board of Directors had appointed Jeffrey Levy as Interim Chairman and Interim Chief Executive Officer, effective as of June 8, 2007.

Mr. Levy, 65, has been a director of Intelli-Check since December 1999.  He has been, since January 1997, President and Chief Executive Officer of LeaseLinc, Inc., a third-party equipment leasing company and lease brokerage. Prior to 1997, Mr. Levy served as President and Chief Executive Officer of American Land Cycle, Inc. and Goose Creek Land Cycle, LLC, arboreal waste recycling companies and before that as Chief Operating Officer of ICC Technologies, Inc. and AWK Consulting Engineers, Inc.  Mr. Levy has had a distinguished career as a fighter pilot in the United States Air Force from which he retired as a colonel in 1988.  He also serves as President and CEO of Virginia College Parents, Inc. and is a board member or appointee in several other non-profit organizations and commissions including Mothers Against Drunk Driving, the International Institute on Alcohol Awareness, the Washington Regional Alcohol Program, Security on Campus, Inc., Virginia Attorney General's Task Force on Drinking by College Students and Virginia Crime Commission Task Force on Campus Security. Mr. Levy holds a BS degree in International Relations from the United States Air Force Academy, a graduate degree in Economics from the University of Stockholm and an MBA from Marymount University.

Mr. Levy’s compensation for services to Intelli-Check in his capacity as Interim Chairman and Interim Chief Executive Officer has not yet been determined.  The Compensation Committee will take up the issue of Mr. Levy's compensation and make a recommendation on this matter to the full Board in the immediate future.

Mr. Levy has no family relationships with any Intelli-Check directors or executive officers.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

Exhibit	Description

99.1	Press Release dated June 7, 2007

99.2	Press Release dated June 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLI-CHECK, INC.

By:	/s/ Peter J. Mundy
Name: Peter J. Mundy
Title: Vice President & CFO

Dated: June 12, 2007

Exhibit Index

Exhibit	Description

99.1	Press Release dated June 7, 2007

99.2	Press Release dated June 8, 2007